Exhibit 21.1
List of Subsidiaries

Entity Name	Jurisdiction of Incorporation
GAIN Capital Holdings Ltd.	England and Wales
GAIN Capital UK Limited	England and Wales
GAIN Capital Australia Pty. Ltd.	Australia
GAIN Capital Singapore Pte. Ltd.	Singapore
GCAM, LLC	Delaware
GAIN Holdings, LLC	Delaware
GAIN Capital Group, LLC	Delaware
S.L. Bruce Financial Corporation	Ohio
GAIN Capital Securities, Inc.	Delaware
GAIN Capital Holdings International, LLC	Delaware
GAIN Global Markets, Inc.	Cayman Islands
Island Traders (Cayman), Limited	Cayman Islands
GAIN Capital-Forex.com Hong Kong, Ltd.	Hong Kong
GAIN Capital Japan Co., Ltd.	Japan
GAIN Capital-Forex.com U.K., Ltd.	England and Wales
GAIN Capital-Forex.com Canada, Ltd.	Canada
GAIN GTX, LLC	Delaware
GAIN GTX, Singapore Pte. Ltd.	Singapore
GAIN Capital Holdings International, B.V.	The Netherlands
GAIN Capital International Finance Company, B.V.	The Netherlands
GAIN Capital GTX International, B.V.	The Netherlands
GAIN Capital – Forex.com International, B.V.	The Netherlands
GAIN Global Markets International, B.V.	The Netherlands
GAIN Capital – Forex.com Cyprus Ltd.	Cyprus
GTX SEF, LLC	Delaware
Global Futures & Forex, Ltd.	Michigan
Global Asset Advisors, LLC	Illinois
Top Third AG Marketing, LLC	Delaware
GAIN Global Markets Bermuda, Ltd.	Bermuda
Trade Facts Ltd.	England
GTX Bermuda, Ltd.	Bermuda
Gain Capital Technology Consulting Hong Kong Limited	Hong Kong
Gain Capital Payments Ltd.	England and Wales
City Index Academy Ltd.	England and Wales
City Index Inc.	Delaware
FX Solutions LLC	New Jersey
Jia Rao Network Technology Co. Ltd.	China
GTX (Switzerland) GmbH	Switzerland